Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Medtronic plc of our report dated June 20, 2025, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Medtronic plc’s Annual Report on Form 10-K for the year ended April 25, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 9, 2026